Exhibit 99.1

Press release: Source: Purchasesoft, Inc.

Thursday February 5, 2004

Purchasesoft Acquires Netshare Solutions of Hanover, Germany

LA JOLLA, CA.

PurchaseSoft, Inc. (OTC: Pink Sheets PURC.PK) today announced it has acquired Netshare Solutions, GmbH for cash, stock, and the assumption of certain liabilities. Netshare Solutions is an innovative solutions provider, specializing in eprocurement and eSales solutions in the B2B (Business-to-Business) and B2C (Business-to-Consumer) environment.

Steve Flagg, PurchaseSoft Chairman and CEO stated, “We are excited about this acquisition. Netshare has award winning products, a solid customer base and incredible partnerships. We will continue to look for strategic acquisitions to build the company into a robust provider of Enterprise solutions. Netshare is a classic example of the type of acquisition we will pursue in the future.”

Lars Baumann, Managing Director of Netshare Solutions, stated, “Becoming a PurchaseSoft company gives Netshare Solutions GmbH great future opportunities. With the experience of PurchaseSoft we can get access to international markets. Our award winning product FlexTrade will now be offered in the US market. The joint experience will accelerate the growth of the company. With the strong financial background of PurchaseSoft we can provide our European clients more security for their future investments in our software. In one year from now I expect Netshare to be a totally different company with a strong international approach” Werner Loechle, COO PurchaseSoft stated “The procurement market is far from saturated. We are positioned to benefit from the fast consolidation process in the industry, many suppliers will disappear, and clients need the continuity we offer to secure their investment decisions.  Our business model now includes license, ASP, and service revenue, we are industry-independent and cover small companies to blue-chip players from local to global and finally we have the support of Microsoft, the world’s largest software company due to our technology. The addition of Netshare adds depth and talent to our highly skilled management team”.

About PurchaseSoft: Founded in 1977, PurchaseSoft provides a complete product suite to address enterprise procurement requirements from requisitioning to analytics and sourcing.  The company draws on its historical expertise in purchasing to provide robust solutions to small and mid-size businesses.

This press release contains forward-looking statements relating to, among other things, the expected benefits of the Company’s recent acquisitions. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s ability to finalize large client contracts, fluctuations in customer demand for the Company’s products and services, intensity of competition from application vendors, delays in product development, the Company’s ability to control expenses, general economic and industry conditions, terrorist activities, the Company’s ability to integrate acquired businesses, the effect of the acquisitions on customer demand for the Company’s products and services, and those risks described in the Company’s filings with the Securities and Exchange Commission, PurchaseSoft cautions investors that it may not update any or all of the foregoing forward-looking statements.